Exhibit 99.2

Global Clean Energy Holdings, Inc., announces relocation of the headquarters of its wholly owned subsidiary, Sustainable Oils, Inc., to a new state-of-the-art facility in Great Falls, Montana

The headquarters relocation and personnel expansion will support Sustainable Oils target of contract-growing more than one million acres of camelina annually for renewable diesel production

GREAT FALLS, Montana, Oct. 5, 2021 - Global Clean Energy Holdings, Inc. (OTCQX: GCEH) today announced that Sustainable Oils, Inc., its camelina feedstock subsidiary, is relocating its North American headquarters to a new state-of-the-art facility in Great Falls, Montana. This new facility will consolidate Sustainable Oils crop innovation programs, commercial grower support and executive and administrative activities at one location and will be fully operational by November 1, 2021.

The new facility and the additions to its technical and commercial teams will support Sustainable Oils Camelina breeding and development program and Sustainable Oils’ goal of cultivating over one million acres of camelina to produce low carbon intensity, nonfood feedstock to be used at GCEH’s renewable diesel refinery in Bakersfield, California. Under its crop innovation and breeding programs, Sustainable Oils continues to increase the commercial value of camelina through agronomics and improved plant genetics to increase overall yield, modify plant oil chemistry to enhance biorefinery efficiency and improve livestock feed qualities.

“We have aggressive expansion plans for camelina production with our goal of over one million acres of annual production projected at market maturity, and Great Falls is an excellent location for our headquarters as it is the anchor of Montana’s agricultural ‘Golden Triangle,’” stated Mike Karst, President of Sustainable Oils. “While this is a large target for us, we believe it is a positive revenue generator for our contract growers as it will generate over $250 million per year of additional revenue to them and their rural communities.”

“Camelina is an integral part of the feedstock plan for GCEH’s vertically integrated farm-to-fuels strategy, to produce renewable diesel at its refinery in Bakersfield, California, and beyond. Our Camelina varieties have been approved through California's Low Carbon Fuel Standard program, which adds significant value to the camelina oil,” said Richard Palmer, CEO of GCEH. “We will continue to invest heavily in the science, grower education and the necessary grain logistical systems to make it a success in Montana and other states in the Western United States.”

Sustainable Oils maintains a large intellectual property portfolio of camelina, including various patented varieties. With a short growing cycle and excellent water efficiency, Sustainable Oils’ patented varieties exhibit superior agronomic performance and increased tolerance to both drought and frost versus alternative crops. Sustainable Oils’ Camelina also produces higher oil content and has the lowest carbon intensity score of any plant-based renewable diesel feedstock alternatives. Renewable diesel made from Sustainable Oils’ Camelina is a high-demand drop-in fuel that meets all specifications for today’s engines, which makes it the cropped feedstock of choice for renewable diesel production.

About Global Clean Energy Holdings, Inc.

Global Clean Energy Holdings, Inc. (“GCEH”) is a uniquely positioned vertically integrated renewable fuels company. GCEH’s strategy since the inception of its business has been to control the full integration of the entire biofuels supply chain from the development, production, processing, and transportation of feedstocks through to the refining and distribution of renewable fuels. GCEH is retooling and constructing its renewable diesel refinery in Bakersfield, California, which when completed in early 2022, will be the largest renewable fuels facility in the western United States and the largest in the country that produces renewable fuels from nonfood based feedstocks. More information can be found online at www.gceholdings.com.

GCEH Corporate Presentation: The Company is providing its initial Corporate Presentation to stakeholders on its website. This presentation describes the Company’s business strategy, unique industry position and environment, history, and general pertinent information. The presentation will be filed with the Securities and Exchange Commission and uploaded on the Company’s website.

About Sustainable Oils, Inc.

Sustainable Oils, Inc., GCEH’s wholly owned plant science subsidiary, owns an industry leading portfolio of intellectual property rights, including patents and production know-how, to produce its proprietary varieties of camelina as a nonfood based ultra-low carbon biofuels feedstock. Sustainable Oils, Inc. was formed in 2007 and its headquarters is in Great Falls, Montana.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Global Clean Energy Holdings, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, the Company’s ability to have one million acres of Camelina in production in Montana, are forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Contacts:

Global Clean Energy Holdings, Inc.

Natalie Findlay

contact@gceholdings.com

(424) 318-3518

Sustainable Oils, Inc.

Fran Castle

contact@susoils.com

(919) 348-8013